                                                                    EXHIBIT 2.3



                          SHARE ACQUISITION AGREEMENT

                                  BY AND AMONG

                           NEW ERA OF NETWORKS, INC.,

                                 FRANZ KOEPPER

                                      AND

                    THE SHAREHOLDERS OF SLI INTERNATIONAL AG

                           DATED AS OF APRIL 15, 1999

                               INDEX OF EXHIBITS

     EXHIBIT   DESCRIPTION

     Exhibit A Form of Non-Competition Agreement

     Exhibit B Form of Shareholder Agreement

     Exhibit C Form of Escrow Agreement

     SCHEDULE  DESCRIPTION

       1.1     Shareholders; Allocation of Purchase Price

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ARTICLE I - PURCHASE AND SALE OF COMPANY STOCK.............................. 2

     1.1  Purchase and Sale................................................. 2
     1.2  Consideration..................................................... 2
     1.3  Closing........................................................... 4
     1.4  Definitions....................................................... 5
     1.5  No Further Ownership Rights in Shares............................. 6
     1.6  Taking of Necessary Action; Further Action........................ 6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS............. 6

     2.1  Organization of the Company....................................... 6
     2.2  Subsidiaries...................................................... 6
     2.3  Company Capital Structure......................................... 7
     2.4  Authority......................................................... 7
     2.5  No Conflict....................................................... 7
     2.6  Consents.......................................................... 8
     2.7  Company Financial Statements...................................... 8
     2.8  No Undisclosed Liabilities........................................ 8
     2.9  No Changes........................................................ 9
     2.10 Tax Matters; Definition of Taxes................................. 10
     2.11 Restrictions on Business Activities.............................. 12
     2.12 Title of Properties; Absence of Liens and Encumbrances; Condition
          of Equipment..................................................... 12
     2.13 Intellectual Property............................................ 13
     2.14 Agreements, Contracts and Commitments............................ 13
     2.15 Interested Party Transactions.................................... 15
     2.16 Governmental Authorization....................................... 15
     2.17 Litigation....................................................... 15
     2.18 Accounts Receivable.............................................. 15
     2.19 Minute Books..................................................... 16
     2.20 Environmental Matters Hazardous Material......................... 16
     2.21 Brokers' and Finders' Fees; Third Party Expenses................. 16
     2.22 Employee Benefit Plans and Compensation.......................... 17
     2.23 Insurance........................................................ 19
     2.24 Compliance with Laws............................................. 19
     2.25 Warranties; Indemnities.......................................... 19
     2.26 Complete Copies of Materials..................................... 19
     2.27 Proprietary Information Agreements............................... 19
     2.28 Representations Complete......................................... 20


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


ARTICLE III - FURTHER REPRESENTATIONS AND WARRANTIES OF THE
              SHAREHOLDERS................................................. 20

     3.1  Ownership of Shares.............................................. 21
     3.2  Tax Matters...................................................... 21
     3.3  Absence of Claims by the Shareholders............................ 21
     3.4  Authority........................................................ 21
     3.5  No Conflict...................................................... 21
     3.6  Consents......................................................... 22
     3.7  Unregistered Shares.............................................. 22

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF NEON........................ 22

     4.1  Organization, Standing and Power................................. 22
     4.2  Authority........................................................ 22
     4.3  Capital Structure................................................ 22
     4.4  No Conflict...................................................... 23
     4.5  Consents......................................................... 23
     4.6  SEC Documents; NEON Financial Statements......................... 23

ARTICLE V - CONDUCT PRIOR TO THE CLOSING................................... 24

     5.1  Conduct of Business of the Company............................... 24
     5.2  No Solicitation.................................................. 26

ARTICLE VI - ADDITIONAL AGREEMENTS......................................... 26

     6.1  Access to Information............................................ 26
     6.2  Confidentiality.................................................. 27
     6.3  Expenses......................................................... 27
     6.4  Public Disclosure................................................ 27
     6.5  Consents......................................................... 27
     6.6  Reasonable Efforts............................................... 27
     6.7  Tax Matters...................................................... 28
     6.8  Employees; NEON Stock Options.................................... 28
     6.9  Additional Documents and Further Assurances...................... 28
     6.10 Suspension and Termination of Memorandum of Understanding........ 29

ARTICLE VII - CONDITIONS TO THE CLOSING.................................... 29

     7.1  Conditions to Obligations of Each Party to Consummate the
          Acquisition...................................................... 29
     7.2  Conditions to Obligations of the Shareholders.................... 29
     7.3  Conditions to the Obligations of NEON............................ 30

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
               INDEMNITY AND ESCROW........................................ 31

     8.1  Survival of Representations and Warranties; Indemnity............ 31
     8.2  Indemnity; Escrow Arrangements................................... 31

ARTICLE IX - TERMINATION, AMENDMENT AND WAIVER............................. 35

     9.1  Termination...................................................... 35
     9.2  Effect of Termination............................................ 36
     9.3  Amendment........................................................ 36
     9.4  Extension; Waiver................................................ 36
     9.5  Termination Payment.............................................. 36

ARTICLE X - GENERAL PROVISIONS............................................. 37

     10.1 Notices.......................................................... 37
     10.2 Interpretation................................................... 38
     10.3 Counterparts..................................................... 38
     10.4 Entire Agreement................................................. 38
     10.5 Severability..................................................... 38
     10.6 Other Remedies................................................... 38
     10.7 Specific Performance............................................. 39
     10.8 Governing Law.................................................... 39
     10.9 Assignment....................................................... 39
     10.10 Absence of Third-Party Beneficiary Rights....................... 39
     10.11 Waiver of Jury Trial............................................ 39
     10.12 Rules of Construction........................................... 39
     10.13 U.S. Currency................................................... 39

                          SHARE ACQUISITION AGREEMENT

         This SHARE ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of April 15, 1999 by and among New Era of Networks, Inc., a Delaware corporation ("NEON"), Franz Koepper (the "Holding Shareholder") as the sole shareholders of Koepper Holdings AG ("KH"), and the shareholders (the "SLI Shareholders," and, along with the Holding Shareholder, the "Shareholders") set forth on Schedule 1.1 attached hereto of SLI INTERNATIONAL AG, a Swiss corporation incorporated in the Canton of Thurgau as the holding company of SLI Consulting AG (Switzerland) (additionally, SLI Systemhaus AG (Switzerland) is a 50% owned subsidiary of SLI Consulting AG), SLI Consulting Inc. (United States), SLI Consulting Ltd. (United Kingdom), SLI Consulting SDN BHD (Malaysia) (additionally, SLI Consulting Pte. Ltd. (Singapore) and SLI Consulting Limited (Hong Kong) are both wholly-owned subsidiaries of SLI Consulting SDN BHD), (hereafter "SLI," and, together with the other companies listed above, the "Company"), and, with respect to Article VIII, Franz Koepper (in his capacity as the "Shareholder Representative"). All references to the "Shareholders" shall be deemed to include both the SLI Shareholders and the Holding Shareholder unless otherwise indicated. All references to "the Company" shall include SLI and all of the other companies listed above unless otherwise indicated.

                                    RECITALS

         A. The SLI Shareholders and KH own all of the issued and outstanding capital stock of SLI and the Holding Shareholder owns all of the issued and outstanding capital stock of KH. NEON desires to acquire all of the issued and outstanding capital stock of SLI owned or held of record or to be owned or held of record by the Shareholders and all of the issued and outstanding capital stock of KH owned by the Holding Shareholder (together the "Acquisition") such that upon consummation of the acquisition NEON will own (i) all of the issued and outstanding capital stock of the Company owned by the Shareholders, and
(ii) all of the issued and outstanding capital stock of KH owned by the Holding Shareholder.

         B. The Shareholders desire to sell all of the capital stock of SLI owned or held of record or to be owned or held of record by them to NEON, and the Holding Shareholder desires to sell all of the capital stock of KH owned by him to NEON, upon the terms and subject to the conditions set forth herein.

         C. As an inducement for NEON to consummate the Acquisition, the Shareholders agree to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

         D. Ten percent (10%) of the consideration payable by NEON in connection with the Acquisition shall be placed in escrow by NEON for the purposes of satisfying damages, losses, expenses and other similar charges that result from breaches of representations, warranties and covenants and shall be subject to an Escrow Agreement in substantially the form attached hereto as Exhibit C.

         E. As an inducement for NEON to enter into this Agreement and to consummate the Acquisition, Franz Koepper has agreed to enter into a Non-Competition Agreement of even date herewith, in substantially the form attached hereto as Exhibit A, which Non-Competition Agreements shall be effective only upon the closing of the Acquisition.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                       PURCHASE AND SALE OF COMPANY STOCK

         1.1 Purchase and Sale. At the Closing (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement:

                  (a) NEON shall purchase from each Shareholder and each Shareholder shall sell, convey, transfer, assign and deliver to NEON, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of the Company now beneficially owned or held of record and to be beneficially owned or held of record by each Shareholder at the Closing (the "SLI Shares"), including all property or rights issued by the Company with respect to the SLI Shares. The name and address of the Shareholders and the number of such SLI Shares being sold by the Shareholders pursuant hereto are set forth in Schedule 1.1 attached hereto.

                  (b) NEON shall purchase from the Holding Shareholder and the Holding Shareholder shall sell, convey, transfer, assign and deliver to NEON, free and clear of all liens, encumbrances or other defects of title, all of the issued and outstanding shares of capital stock of KH now beneficially owned or held of record by the Holding Shareholder at the Closing (the "KH Shares"), including all property or rights issued by KH with respect to the KH Shares. The SLI Shares and KH Shares are sometimes collectively referred to herein as the "Shares".

         1.2 Consideration.

                  (a) Subject to the terms and conditions of this Agreement, on the Closing Date, in consideration of the sale, transfer and delivery of all of each Shareholder's right, title and interest in and to the Company Stock to NEON, and all of the Holding Shareholder's right, title and interest in and to the KH Shares to NEON, NEON shall (i) pay to the SLI Shareholders and the Holding Shareholder cash in the aggregate amount of $16.5 million (the "Cash Consideration"), and (ii) issue to the SLI Shareholders and the Holding Shareholder, as set forth below, that number of shares of Common Stock of NEON valued at $5.5 million at the Closing based on the lower of (i) the average closing sale price of a share of NEON Common Stock, as reported on the Nasdaq National Market, for the twenty (20) most recent trading days ending on the third trading day immediately preceding the Closing Date and (ii) the average closing sale price of a share of NEON Common Stock, as reported on the Nasdaq National Market, for the five (5) most recent trading days ending on the third trading day immediately preceding the Closing Date (the "Stock Consideration" and, together with the Cash Consideration, the "Purchase Price"); provided, however, that NEON shall withhold $1.65 million of Cash Consideration (the "Escrow Cash"), together with that number of shares of Common Stock of NEON valued at $550,000 at the Closing based on the lower of (i) the average closing sale price of a share of NEON Common Stock, as reported on the Nasdaq National Market, for the twenty (20) most recent trading days ending on the third trading day immediately preceding the Closing Date and (ii) the average closing sale price of a share of NEON Common Stock, as reported on the Nasdaq National Market, for the five (5) most recent trading days ending on the third trading day immediately preceding the Closing Date (the "Escrow Shares," and, together with the Escrow Cash, the "Escrow Amount") into an escrow account established in the joint names of NEON and the Shareholder Representative, for deposit (the "Escrow Fund") as collateral for the indemnification obligations of the Shareholders under Article VIII hereof pursuant to the provisions of an escrow agreement substantially in the form of Exhibit C attached hereto (the "Escrow Agreement") to be entered into at the Closing by and among NEON, the Shareholder Representative and Credit Suisse Trust (the "Escrow Agent").
Schedule 1.1 sets forth the pro rata allocation of the consideration among the SLI Shareholders and the Holding Shareholder (including the allocation of the Escrow Fund and the Incentive Shares, if any, among the SLI Shareholders and the Holding Shareholder).

                  (b) In addition, NEON shall issue to the Shareholders up to that number of shares of Common Stock of NEON valued at $3 million at the Incentive Share Issuance Date and at Subsequent Incentive Share Issuance Dates based on the lower of (i) the average closing sale price of a share of NEON Common Stock, as reported on the Nasdaq National Market, for the twenty (20) most recent trading days ending on the third day immediately preceding the Closing Date and (ii) the average closing sale price as reported on the Nasdaq National Market for the five (5) most recent trading days ending on the third trading date immediately preceding the Closing as incentive consideration (the "Incentive Shares"), subject to the following provisions:

                           (i) As used herein, "Incentive Product Revenue"
shall mean the net revenues recognized by NEON from the license of NEON's software products where one or more SLI employees materially participated in the sale and/or implementation services of such NEON software product. The Incentive Product Revenue shall be determined in accordance with U.S. GAAP and SOP 97-2 and NEON's revenue recognition policies (as determined by NEON's independent auditors, Arthur Andersen LLP, whose determination shall be final and conclusive).

                           (ii) NEON shall issue Incentive Shares having a
value of $1.5 million, if any, within thirty (30) days after the Incentive Product Revenue reaches an aggregate of $5 million (the "Incentive Share Issuance Date"), but only in the event that the Incentive Product Revenue reaches an aggregate of $5 million on or before June 30, 2000. Additional Incentive Shares in an amount valued at $1.00 shall be issued for each $3.00 of Incentive Product Revenue in excess of $5 million attained prior to June 30, 2000. The issuance of additional Incentive Shares shall be evaluated quarterly after Incentive Product Revenues have surpassed $5 million and the additional Incentive Shares, if any, shall be issued within 30 days following the end of each such quarter (the "Subsequent Incentive Share Issuance Dates"). The Incentive Shares, if any, shall be issued to the Shareholders pro rata in accordance with Schedule 1.1.

                           (iii) At the time of issuance of Incentive Shares,
if any, pursuant to this Section 1.2, NEON shall provide to each Shareholder a report containing a statement of the Incentive Product Revenue and the number of Incentive Shares earned pursuant to this Section 1.2, and the basis of such determination.

                           (iv) NEON shall maintain adequate books and records
relating to the calculation of the Incentive Product Revenues through June 30, 2000 for a period of one (1) year following the June 30, 2000 date and the Shareholders shall have the right to inspect, audit and receive copies of such information during normal business hours. The Shareholders shall be required to bear the reasonable fees and costs of such audit unless the results of the audit indicate an underpayment by NEON equal to or in excess of 10% of the payment due, in which case NEON shall bear the reasonable fees and costs of the audit. NEON shall be required to make any underpayments shown by the audit. The Shareholders shall be required to pay to NEON any overpayments shown by the audit. In the event of any dispute, the determination of such firm shall be final and binding on all parties.

                  (c) The shares of NEON Common Stock (including any Incentive Shares) issuable hereunder shall be subject to a Shareholder Agreement substantially in the form of Exhibit B attached hereto (the "Shareholder Agreement") to be executed by and between each Shareholder and NEON.

                  (d) No fraction of a share of NEON Common Stock will be issued, but, after aggregating all fractional shares of NEON Common Stock to be received by such holder, such number shall be rounded to the nearest whole number of shares of NEON Common Stock.

         1.3  Closing.

                  (a) The closing of the Acquisition (the "Closing") will take place at or about 9:00 a.m. Denver, Colorado time on or before May 16, 1999, provided that satisfaction or waiver of the conditions set forth in Article VII has occurred, simultaneously at the offices of Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, USA and SLI International AG, Walzmuhlestrausse 60, Frauenfeld, Switzerland 8501, unless another time or place is agreed to in writing by NEON and the Shareholders. The date upon which the Closing actually occurs is herein referred to as the "Closing Date."

                  (b) At the Closing, the Company and each Shareholder and the Holding Shareholder shall deliver or cause to be delivered to NEON the following:

                           (i) as to the Shareholders, certificate(s)
representing the SLI Shares duly endorsed or accompanied by stock powers duly endorsed in blank;

                           (ii) as to the Holding Shareholder, certificate(s)
representing the KH Shares duly endorsed or accompanied by stock powers duly endorsed in blank;

                           (iii) an executed Shareholder Agreement;

                           (iv) with regard to Koepper, an executed
Non-Competition Agreement; and

                           (v) all other documents, agreements, certificates,
instruments or writings required to be delivered by the Shareholders on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                  (c) At the Closing, NEON shall deliver or cause to be delivered to the Shareholders the following:

                           (i) for each Shareholder, that amount of Cash
Consideration payable to such Shareholder pursuant to Section 1.2 hereof and set forth on Schedule 1.1 hereto, payable by certified or cashier's check or by wire transfer to an account designated by such Shareholder;

                           (ii) for each Shareholder, a certificate or
certificates representing that number of shares of the Stock Consideration payable to such Shareholder pursuant to Section 1.2 hereof and set forth on
Schedule 1.1 hereto; and

                           (iii) all other documents, agreements, certificates
or writings required to be delivered by NEON on or prior to the Closing Date pursuant to this Agreement or as may be reasonably requested by any party in order to consummate the transactions contemplated by this Agreement.

                  (d) At the Closing or prior to the Closing, NEON shall deliver to the Escrow Agent the Escrow Amount in accordance with Section 8.2.

         1.4 Definitions.

                  "Aggregate Company Shares" shall mean the aggregate number of shares of Company Stock outstanding immediately prior to the Closing Date.

                  "Cash Consideration" shall mean $16.5 million.

                  "Company Stock" shall mean all shares of stock capital of SLI, par value CHF 100 per share.

                  "Material Adverse Effect" shall mean any event, circumstance or condition that could have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of the Company.

                  "NEON Common Stock" shall mean unregistered shares of NEON Common Stock, $.0001 par value per share.

                  "Swiss GAAP" shall mean Swiss generally accepted accounting principles, consistently applied.

                  "US GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         1.5 No Further Ownership Rights in Shares. All consideration paid in respect of the surrender for exchange of the Shares in accordance with the terms hereof, shall be deemed to be full satisfaction of the Shareholders' rights pertaining to such Shares.

         1.6 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement, the transfer, sale, assignment and conveyance of all shares of the capital stock of the Company, and to ensure that the Company retains full right, title and possession to all of its assets, property, rights, privileges, powers and franchises, NEON, the Shareholders and the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to the extent permissible by law.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         A. Each of the Shareholders hereby, jointly and severally in the case of the Holding Shareholder and severally in the case of the other Shareholders, except as to the Escrow Amount, in which case liability shall be joint and several as to all of the Shareholders, represents and warrants to NEON, subject to such exceptions as are specifically and accurately disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Shareholders to NEON (the "Company Disclosure Schedule") and dated as of the date hereof, as follows:

         2.1 Organization of the Company. SLI is a corporation duly organized, validly existing and in good standing under the laws of Canton of Thurgau, Switzerland, and each country jurisdiction where registered. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the failure to be so qualified or licensed could have a Material Adverse Effect on the Company. A true and correct copy of SLI's Certificate of Incorporation and Bylaws, each as amended to date, has been made available to NEON. Section 2.1 of the Company Disclosure Schedule lists the directors and officers of the Company. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the operations now being conducted by the Company have not been conducted under any other name.

         2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, limited liability company, partnership, association, joint venture or other business entity other than as set forth in the Recital to this Agreement (the "Subsidiaries"). Each of the Subsidiaries is duly organized, validly existing and in good standing in its respective jurisdiction of organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed could have a Material Adverse Effect on the Company. SLI's ownership of the shares of the Subsidiaries will not be negatively impacted or interfered with as a result of the Acquisition. The execution and delivery by SLI of this Agreement and the consummation of the transactions contemplated hereby will not create any rights in any third party with respect to the Company's shares or otherwise.

         2.3 Company Capital Structure.

                  (a) The authorized capital stock of SLI consists of registered shares of authorized Company Stock with par value of CHF 100, representing a total nominal value of CHF 100,000, all of which are issued. All of the issued and outstanding Company Stock is held by the Shareholders. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of SLI or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with all applicable laws. SLI has no other capital stock authorized, issued or outstanding.

                  (b) There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The Company does not have any stock option plan or other plan providing for equity compensation of any person. There is no outstanding Company capital stock that is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

                  (c) Upon completion of the Acquisition hereunder, NEON will own one hundred percent (100%) of the capital stock of the Company and any rights to acquire or receive such capital stock, free and clear of all liens, encumbrances or other defects of title.

         2.4 Authority. The Shareholders have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company has been taken. This Agreement has been duly executed and delivered by the Shareholders, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.5 No Conflict. Except as set forth in Section 2.5 of the Company Disclosure Schedule, the execution and delivery by the Shareholders of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the charter documents and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

         2.6 Consents. Except as set forth in Section 2.6 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable laws thereby, and
(ii) such filings as are required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").

         2.7 Company Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth the Company's audited balance sheets as of December 31, 1996, December 31, 1997 and December 31, 1998, and the related audited statements of operation, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998 together with the report thereon of ATAG Ernst & Young independent auditors, and the Company's unaudited balance sheet as of March 31, 1999 and the related unaudited statements of income and cash flow for the three months then ended (collectively, the "Financial Statements"). The Financial Statements are accurate, correct and complete in all material respects and have been prepared in accordance with Swiss GAAP applied on a basis consistent throughout the periods indicated. The Financial Statements present fairly in all material respects the financial condition, consolidated operating results and consolidated cash flows of the Company as of the dates and for the periods indicated therein. The Company's balance sheet as of March 31, 1999 shall be referred to as the "Current Balance Sheet."

         2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with Swiss GAAP) that in the aggregate exceeds $60,000 and (i) has not been reflected on or reserved against in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since December 31, 1998.

         2.9 No Changes. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since December 31, 1998, there has not been, occurred or arisen any:

                  (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

                  (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

                  (c) capital expenditure or commitment by the Company that exceeds $25,000 individually or $60,000 in the aggregate;

                  (d) destruction of, damage to or loss of any assets with aggregate value in excess of $50,000, or customers with aggregate revenue in excess of $50,000 of the Company (whether or not covered by insurance);

                  (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than required by Swiss GAAP;

                  (g) revaluation by the Company of any of its assets;

                  (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of the Company Stock;

                  (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person, except for adjustments in compensation in accordance with annual performance reviews or other increases in compensation made in the normal course of business (none of which exceed 20% of the previous year's or current base salary);

                  (j) other than customer contracts and/or business operations entered into in the ordinary course of business, any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound;

                  (k) sale, lease, license or other disposition of any of the assets or properties in excess of $50,000 of the Company, or any creation of any security interest in such assets or properties;

                  (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness for money borrowed, guaranteeing by the Company of any indebtedness for money borrowed, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                  (m) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company in an aggregate of $50,000;

                  (n) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) owned by or developed or created by the Company or of infringement by the Company of any other person's Intellectual Property rights;

                  (o) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Stock, or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

                  (p) change in pricing or royalties set or charged by the Company to its customers or licensees not in the ordinary course of business;

                  (q) any event or condition of any character that has had a Material Adverse Effect on the Company; or

                  (r) any promise or agreement, whether written or oral, by the Company or any Shareholder, director or officer thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with NEON and its representatives regarding the transactions contemplated by this Agreement).

         2.10 Tax Matters; Definition of Taxes.

                  (a) For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all Swiss federal, cantonal, federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause
(i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits. Except as set forth in Section
2.10 of the Company Disclosure Schedule:

                           (i) The Company as of the Closing will have prepared
and timely filed all required tax returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and will have paid all Taxes as shown as owing on such Returns and such Returns are true and correct and have been completed in accordance with applicable law.

                           (ii) The Company as of the Closing (A) will have
paid all Taxes it is required to pay and will have withheld with respect to its employees all taxes required to be withheld, and (B) will have paid or have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period from the date of the Current Balance Sheet through the Closing other than in the ordinary course of business.

                           (iii) There is no material Tax deficiency
outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv) No audit or other examination of any Return of
the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                           (v) The Company does not have any liabilities for
unpaid federal, or material state, local and foreign Taxes which have not been accrued or reserved against in accordance with Swiss GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise.

                           (vi) The Company has made available to NEON or its
independent public accountants copies, of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

                           (vii) There are (and immediately following the
Closing there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                           (viii) The Shareholders have no knowledge of any
basis for the assertion of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of the Company.

                           (ix) None of the Company's assets used or located in
its United States operations are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (x) As of the Closing, there will not be any
contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could be treated as an excess parachute payment within the meaning of Section 280G of the Code or could otherwise give rise to the payment of any amount to such employee or former employee that would not be deductible by the Company as an expense under applicable law.

                           (xi) The Company is not a party to any tax sharing,
tax indemnification or tax allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement.

                           (xii) Each of the Company's tax basis in its assets
for purposes of determining its future amortization, depreciation and other applicable income tax deductions is accurately reflected on the Company's tax books and records.

                           (xiii) As it relates to assets used or located in
the United States, the Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

         2.11 Restrictions on Business Activities. Except as set forth in
Section 2.11 of the Company Disclosure Schedule, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or reasonably could be expected to have the effect of prohibiting or impairing any line of business or business practice of the Company or the conduct of business by the Company. The Company is not a party to and is not currently bound by any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products or technology on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) The Company does not own any real property. Section 2.12(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event that with notice or lapse of time, or both, would constitute a material default). The lessor can, however, always give notice according to the terms of the lease.

                  (b) The Company has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) Section 2.12(c) of the Company Disclosure Schedule lists all material items of equipment having a book value equal to or greater than $20,000 (the "Equipment") owned or leased by the Company and such Equipment is,
(i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, properly maintained, subject to normal wear and tear.

                  (d) The Company has sole and exclusive custody and/or access, free and clear of any Liens, of all customer files and other customer information in its possession relating to its current and former customers (the "Customer Information"). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

         2.13 Intellectual Property. The Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, "Intellectual Property Rights") necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property Rights and the intellectual property rights of third parties entrusted to them. Except as set forth in Schedule 2.13, all of the Company's internal computer and technology products and systems are Year 2000 Compliant.

         2.14 Agreements, Contracts and Commitments.

                  (a) Except as set forth in Sections 2.13(e) or 2.14(a) of the Company Disclosure Schedule, the Company is not a party to nor is it bound by:

                           (i) any agreements or arrangements that contain any
severance pay or post-employment liabilities or obligations exceeding $40,000,

                           (ii) any bonus, deferred compensation, pension,
profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                           (iii) any employment or consulting agreement,
contract or commitment with an employee or individual consultant or salesperson or consulting agreement,

                           (iv) any agreement or plan, including without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                           (v) any fidelity or surety bond or completion bond,

                           (vi) any lease of personal property having a value
individually in excess of $20,000,

                           (vii) any agreement, contract or commitment
containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                           (viii) any agreement of indemnification or guaranty
out of the ordinary course of business or caused by mandatory law,

                           (ix) any agreement, contract or commitment relating
to capital expenditures and involving future payments in excess of $30,000 individually or $60,000 in the aggregate,

                           (x) any agreement, contract or commitment relating
to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                           (xi) any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $30,000 individually or $60,000 in the aggregate,

                           (xii) any purchase order or contract for the
purchase of materials involving in excess of $30,000 individually or $50,000 in the aggregate,

                           (xiii) any agreement, contract or commitment
containing any representation, warranty or covenant to the effect that products or programs developed by the Company, or services performed by the Company, are Year 2000 Compliant,

                           (xiv) any distribution, joint marketing or
development agreement, or

                           (xv) any other agreement, contract or commitment
that involves $30,000 individually or $50,000 in the aggregate or more or is not cancelable without penalty within thirty (30) days or has not been entered into in the ordinary course of business.

                  (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or its properties is bound (collectively a "Contract"), nor is the Company or the Shareholders aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed in Section 2.14(b) of the Company Disclosure

Schedule, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will use reasonable best efforts to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Acquisition for such Contracts to remain in effect without modification after the Closing. Following the Closing, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

         2.15 Interested Party Transactions. Except as set forth in Schedule 2.15, no officer, director or shareholder of the Company has or has had, directly or indirectly, (i) any material personal interest in any entity that furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any material personal interest in any entity that purchases from or sells or furnishes to the Company, any goods or services or (iii) a beneficial personal interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

         2.16 Governmental Authorization. Section 2.16 of the Company Disclosure Schedule lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and, to the knowledge of the Company and the Shareholders, constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

         2.17 Litigation. Except as described in Section 2.17 of the Company Disclosure Schedule, there is no action, suit or proceeding of any nature pending, or, to the knowledge of the Shareholders, threatened, against the Company, its properties or any of its officers or directors, nor, to the knowledge of the Shareholders, is there any reasonable basis therefor. There is no investigation pending or, to the knowledge of the Shareholders threatened, against the Company, its properties or any of its officers or directors (nor, to the knowledge of the Shareholders, is there any basis therefor) by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted. Section 2.17 of the Company Disclosure Schedule sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested.

         2.18 Accounts Receivable.

                  (a) The Company has made available to NEON a list of all material accounts receivable of the Company ("Accounts Receivable") as of March 31, 1999 along with a range of days elapsed since invoice.

                  (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with Swiss GAAP and are, to the knowledge of the Company and the Shareholders, collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable, and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

         2.19 Minute Books. The minutes of the Company made available to counsel for NEON are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company.

         2.20 Environmental Matters Hazardous Material.

                  (a) The Company has not stored or illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or, to the Company's or the Shareholders' knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials or products containing Hazardous Materials in violation of any law, regulation, treaty or statute in effect on or before the Closing (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities").

                  (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of the business of the Company as currently being conducted.

                  (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's or the Shareholders' knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. Neither the Company nor the Shareholders is aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

         2.21 Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section
2.21 of the Company Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees, and that all such fees shall be paid by the Shareholders. Section 2.21 of the Company Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 6.3) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.22 Employee Benefit Plans and Compensation. All of the representation set forth in this section shall be qualified as set forth in
Section 2.22 of the Company Disclosure Schedule.

                  (a) For purposes of this Section 2.22, the following terms shall have the meanings set forth below:

                           (i) "Employee Plan" shall refer to any plan,
program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any affiliate has or may have any material liability, contingent or otherwise.

                           (ii) "Employee" shall mean any current, former, or
retired employee, consultant, officer, or director of the Company or any affiliate.

                           (iii) "Employee Agreement" shall refer to each
employment, severance, consulting or similar agreement or contract between the Company or any affiliate and any Employee.

                  (b) Schedule. The Company does not have any Employee Plans.
Section 2.22(b) of the Company Disclosure Schedule contains a list of each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Agreement, to modify any Employee Agreement (except to the extent required by law or to conform any such Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to NEON in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                  (c) Documents. The Company has made available to NEON, (i) correct and complete copies of all documents embodying any Employee Agreement including all amendments thereto.

                  (d) Pension Plans. The Company complies with all government regulations regarding minimum pension or retirement plan contributions for all of its employees regardless of location, including employees of all subsidiaries, whether such plans are government sponsored or affiliated, or privately sponsored or affiliated. The Company maintains a 401-k plan for its employees in the United States and is in full compliance with all U.S. requirements regarding such plans.

                  (e) Multiemployer Plans. At no time has SLI Consulting Inc. contributed to or been requested to contribute to any Multiemployer Plan.

                  (f) No Post-Employment Obligations. The Company has not promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits or severance pay upon their retirement or termination of employment, except to the extent required by law.

                  (g) No COBRA Violation. Neither SLI Consulting Inc. nor any affiliate has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA or any similar provisions of state law applicable to its employees.

                  (h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                  (i) Employment Matters. The Company (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees in all material respects; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice). The Company is in compliance with all applicable federal laws, rules and regulations that govern the employment and consulting relationships of the Company's workers as they pertain to immigration matters. The Company's workers, where applicable, are authorized to work in the United States, and the Acquisition shall not affect their authorization to work in the United States.

                  (j) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company or the Shareholders, threatened. The Company is not involved in nor has it been threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including without limitation charges of unfair labor practices or discrimination complaints that, if adversely determined, would, individually or in the aggregate, result in a material liability to the Company. The Company has not engaged in any unfair labor practices that could, individually or in the aggregate directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

                  (k) No Interference or Conflict. To the knowledge of the Shareholders, no shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement or subject to any judgement, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to the Shareholders' knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

         2.23 Insurance. Section 2.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any affiliate. There is no material claim by the Company or any affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor the Shareholders has knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

         2.24 Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation applicable to the Company's business.

         2.25 Warranties; Indemnities. Except in the ordinary course of business or as listed in Section 2.13(e) of the Company Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold, software programming or other "work-for-hire" performed, or other services rendered by the Company.

         2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by NEON or its counsel.

         2.27 Proprietary Information Agreements. Each employee listed on
Section 2.27 of the Company Disclosure Schedule and presently employed by the Company has executed a proprietary information agreement in the Company's standard form, a copy of which is attached hereto as part of Section 2.27 of the Company Disclosure Schedule. Such proprietary information agreements constitute valid and binding obligations of the Company. Neither the execution or delivery of such agreements, nor the carrying on of the Company's business as employees by such persons, nor the conduct of the Company's business as currently proposed, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such employee is now obligated.

         2.28 Representations Complete. Without limiting in any way any representations or warranties made by the Shareholders, none of the representations or warranties made by the Shareholders (as modified by the Company Disclosure Schedule), nor any statement made in any schedule or certificate furnished by the Shareholders pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         B. The Holding Shareholder represents and warrants to NEON as follows:

         2.29 Koepper Holdings.

                  (a) KH is a corporation duly organized, validly existing and in good standing under the laws of Canton of Thurgau, Switzerland. The authorized capital stock of KH consists of 1,000 registered shares with par value of CHF 100, all of which are issued and outstanding and owned of record and beneficially by the Holding Shareholder. KH owns 600 shares of the SLI Shares. KH is a holding company and at the Closing will have no assets or liabilities, other than its ownership of the SLI Shares, and KH has no current operations except the ordinary legal activities of a Swiss holding company and has conducted no other business since its inception.

                  (b) The representations and warranties regarding the Company set forth in Sections 2.1, 2.3(b), 2.4, 2.5, 2.6, 2.8, 2.10, 2.11, 2.12, 2.14,
2.15, 2.16, 2.17, 2.19, 2.21, 2.22, 2.24, 2.26 and 2.28, are hereby made to
NEON by the Holding Shareholder with respect to KH.

                  (c) The Holding Shareholder shall be solely liable for any Taxes prior to or following the Closing Date attributable to the ownership of KH in SLI, acquisition of KH, or disposition of shares of KH held by SLI, including the disposition of investments held by KH, but except for that restructuring of KH initiated by NEON.

                                  ARTICLE III

           FURTHER REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder represents and warrants to NEON as follows:

         3.1 Ownership of Shares. Such Shareholder is the sole record and beneficial owner of the Shares designated as being owned by such Shareholder opposite such Shareholder's name in Schedule 1.1, and such Shares are to be sold pursuant to this Agreement. Such Shares are not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Shares to any other person or entity. Such Shareholder has the sole right to transfer such Shares to NEON. Such Shares constitute all of the Company Stock owned, beneficially or of record, by such Shareholder, and such Shareholder has no other rights to acquire Company Stock. Upon the Closing, NEON will receive good title to such Shares, subject to no Liens retained, granted or permitted by such Shareholder or the Company. Such Shareholder has not engaged in any sale or other transfer of any Company Stock in contemplation of the Acquisition.

         3.2 Tax Matters. Such Shareholder has had an opportunity to review with its own tax advisors the tax consequences to such Shareholder of the Acquisition and the transactions contemplated by this Agreement. Such Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by NEON, the Company or any of their agents. Such Shareholder understands that it (and not NEON or the Company) shall be responsible for its own tax liability that may arise as a result of the Acquisition or the transactions contemplated by this Agreement.

         3.3 Absence of Claims by the Shareholders. Except as set forth in
Schedule 3.3, such Shareholder does not have any present claim against the Company and does not have knowledge of the basis for any future claim against the Company whether, contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

         3.4 Authority. Such Shareholder has the legal capacity to enter into this Agreement and the Shareholder Agreement in the form attached hereto as Exhibit B and to consummate the transactions contemplated hereby and thereby. No further action is required on the part of such Shareholder to authorize this Agreement and the Shareholder Agreement and the transactions contemplated hereby and thereby. This Agreement and the Shareholder Agreement have been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitute the valid and binding obligations of such Shareholder, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing enforceability of contracts, specific performance, injunctive relief or other equitable remedies.

         3.5 No Conflict. The execution and delivery by such Shareholder of this Agreement and the Shareholder Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of his or her properties or assets are subject (a "Shareholder Conflict"), or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or his or her properties or assets.

         3.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with such Shareholder (so as not to trigger any Shareholder Conflict), is required by or with respect to such Shareholder in connection with the execution and delivery of this Agreement or the Shareholder Agreement or the consummation of the transactions contemplated hereby or thereby except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby and (ii) notification requirements of the HSR Act, if any, to the extent applicable.

         3.7 Unregistered Shares. Such Shareholder understands that the NEON Company Stock being issued pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), on the basis that the issuance of securities hereunder is exempt from registration under said Act pursuant to section 4(2) and/or Regulation S thereof, and that NEON's reliance on such exemption is based on such Shareholder's representations set forth in the Shareholder Agreement.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF NEON

         NEON hereby represents and warrants to the Company and the Shareholders as follows:

         4.1 Organization, Standing and Power. NEON is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NEON has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the ability of NEON to consummate the transactions contemplated hereby.

         4.2 Authority. NEON has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NEON. This Agreement has been duly executed and delivered by NEON and constitutes the valid and binding obligation of NEON, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.3 Capital Structure. The authorized capital stock of NEON consists of 45,000,000 shares of Company Stock, $.0001 par value per share, of which 30,918,040 shares were issued and outstanding as of March 31, 1999, and 2,000,000 shares of Preferred Stock, $.0001 par value per share, none of which is issued or outstanding. All the outstanding shares of NEON Company Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of NEON

Company Stock issuable in connection with the Acquisition have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

         4.4 No Conflict. The execution and delivery of this Agreement does not, and, the consummation of the transactions contemplated hereby will not, Conflict with, (i) any provision of the charter documents and Bylaws of NEON,
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which NEON or any of its properties or assets are subject and which have been filed as an exhibit to NEON's filings under the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NEON or its properties or assets.

         4.5 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party, including a party to any agreement with NEON (so as not to trigger any Conflict), is required by or with respect to NEON in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) such filings as are required under the HSR Act.

         4.6 SEC Documents; NEON Financial Statements. NEON has furnished or made available to the Company and the Shareholders true and complete copies of NEON's Prospectus dated December 4, 1998 and all reports or registration statements filed by it with the Securities and Exchange Commission ("SEC") under the Exchange Act for all periods since January 1, 1998, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of NEON, including the notes thereto, included in the SEC Documents (the "NEON Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of NEON at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments.)

                                   ARTICLE V

                          CONDUCT PRIOR TO THE CLOSING

         5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees (except to the extent that NEON shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and to use its best efforts to preserve intact the Company's present business organization, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing. The Company shall promptly notify NEON of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of NEON:

                  (a) Enter into any commitment or transaction not in the ordinary course of business and consistent with past practice or any commitment or transaction of any type whatsoever involving aggregate expense in excess of $30,000;

                  (b) Enter into any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the intellectual property of any person or entity;

                  (c) Transfer to any person or entity any rights to the Company Intellectual Property;

                  (d) Enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company or the Subsidiary;

                  (e) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

                  (f) Commence or settle any litigation;

                  (g) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company;

                  (h) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

                  (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

                  (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

                  (l) Incur any indebtedness for borrowed money in excess of $30,000 (other than increases under existing equipment leases in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (m) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

                  (n) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

                  (o) Adopt or amend any Employee Plan, or enter into any Employee Agreement, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

                  (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (q) Pay, discharge or satisfy, in an amount in excess of $30,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

                  (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (s) Enter into any strategic alliance or joint marketing arrangement or agreement; or

                  (t) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a)-(s) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

         5.2 No Solicitation. Until the earlier of (i) the Closing or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor the Shareholders will (nor will the Company or the Shareholders permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than NEON and its designees: (a) solicit, conduct acquisition discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Stock (whether or not currently outstanding) or the Company's assets, (b) provide information with respect to it to any person, other than to NEON or in response to existing or prospective customers' or employees' questions relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Stock (whether or not currently outstanding) or the Company's assets, (c) enter into an agreement with any person, other than NEON, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Stock (whether or not currently outstanding) or the Company's assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of the Company Stock (whether or not currently outstanding) or the Company's assets by any person, other than by NEON.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

         6.1 Access to Information. The Company shall afford NEON and its accountants, counsel and other representatives, reasonable access upon reasonable notice during normal business hours during the period prior to the Closing to (i) all of the Company's properties, financial statements, tax returns, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as NEON may reasonably request and
(iii) all key employees of the Company as identified by NEON. NEON agrees to provide to the Company and its accountants, counsel and other representatives copies of publicly available documents filed by NEON under the Exchange Act as the Company may request and shall provide the Company and the Shareholders with reasonable access to members of its management regarding the business and financial condition of NEON. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

         6.2 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 6.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge that
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) is disclosed in the course of any litigation between any of the parties hereto.

         6.3 Expenses. Whether or not the Acquisition is consummated, except as specifically provided in this Section 6.3, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party (NEON, on the one hand, and the Shareholders, pro rata, on the other) incurring such fees and expenses except that in the event that the Acquisition is consummated, NEON shall pay up to $100,000 of the Third Party Expenses of the Company and/or the Shareholders.

         6.4 Public Disclosure. Unless otherwise required by law, by a court order or a judgement rendered in arbitration, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto without the prior written consent of NEON.

         6.5 Consents. The Company has obtained the consents, waivers and approvals under any of the Contracts as may be required in connection with the Acquisition (all of such consents, waivers and approvals are set forth in Section 6.5 of the Company Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

         6.6 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that NEON shall not be required to agree to any divestiture by NEON or the Company or any of NEON's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of NEON or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Each of NEON, the Company and the Shareholders shall promptly (a) supply all other parties hereto with any information which may be required or which the other party reasonably believes is material in order to effectuate any required submissions and filings with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") and (b) supply any additional information that reasonably may be required by the FTC, the DOJ or any Swiss or other foreign authorities or other relevant government authority, to such government authority.

         6.7 Tax Matters. NEON shall cause the Company to prepare and file, at the sole cost and expense of the Company, all Tax Returns required by law of the Company for all taxable periods ending on or before the Closing Date (the "Pre-Closing Periods") and the Shareholders shall be responsible for, and indemnify NEON against, the payment of all Taxes of the Company attributable to such periods, whenever incurred or assessed except if such tax liabilities are fully and properly accrued on the financial statement balance sheet. For purposes of this Section 6.7, when the taxable period ends after the Closing Date, the Tax that is attributable to the Pre-Closing Period (and payable by the Shareholders) shall be (i) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in such period, and (ii) in the case of a Tax that is based on nay of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as deductions for depreciation or capital allowances) shall be apportioned on a per diem basis. Such Returns shall be made available to the Shareholders no less than 21 calendar days prior to the filing thereof with the appropriate governmental authority for review by the Shareholders. From and after the Closing Date, NEON and the Company, on the one hand, and the Shareholders, on the other hand, shall make available to the other, as reasonably requested, all information, records or documents relating to the Tax liabilities of the Company for all periods ending on or prior to the Closing Date, and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

         6.8 Employees; NEON Stock Options.

                  (a) As soon as practicable after the date the Closing and in any event not later than ten (10) business days after such date, the Chief Executive Officer of the Company and the Vice President Human Resources of NEON will use their best efforts to agree upon the guidelines within which the Company will proceed with recruitment and compensation of new and existing employees.

                  (b) As soon as practicable after the Closing, subject to the approval of its Board of Directors, NEON will grant stock options to purchase shares of its Company Stock to the employees of the Company listed on Schedule
6.9 hereto, consistent with standard NEON hiring practices.

         6.9 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Closing and the transactions contemplated hereby.

         6.10 Suspension and Termination of Memorandum of Understanding. The Shareholders shall cause the Company to suspend any and all actions and/or obligations under the memorandum of understanding between the Company and Compaq Computer AG dated 2-3-99 (the "Compaq MOU") on or before April 23, 1999. The Company will terminate the Compaq MOU prior to the Closing Date. Neither the Company nor NEON shall accrue any liability, cost, nor other negative impact, whether financial or otherwise, in connection with such suspension or termination.

                                  ARTICLE VII

                           CONDITIONS TO THE CLOSING

         7.1 Conditions to Obligations of Each Party to Consummate the Acquisition . The obligations of each party to this Agreement to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Government Approvals. All authorizations, consents, permits and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition that makes the consummation of the Acquisition or the transactions contemplated thereby illegal.

                  (c) No Litigation. There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against any of the transactions contemplated by this Agreement, or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Board of Directors of either the Company or NEON (relying on the advice of their respective legal counsel), such regulatory body or private party has the probability of prevailing and such relief would have a material adverse effect upon such party.

                  (d) Escrow Agreement. NEON, the Company, the Shareholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement incorporating the provisions of Section 8.2 in substantially the form attached hereto as Exhibit C, which Escrow Agreement shall be in full force and effect.

         7.2 Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the Acquisition and to effect the transactions to be performed by them at the Closing are, at the option of the Shareholders, subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of NEON contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date; except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties that have neither had nor reasonably would be expected to have a material adverse effect on NEON. The Company shall have received a certificate to such effect extended on behalf of NEON by its Chief Financial Officer or Senior Counsel.

                  (b) Third Party Consents. NEON shall have obtained all consents required, if any, to consummate the transactions contemplated by this Agreement.

         7.3 Conditions to the Obligations of NEON. The obligation of NEON to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by NEON:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties that have neither had nor reasonably would be expected to have a Material Adverse Effect on the Company. NEON shall have received a certificate to such effect executed by the Shareholders and executed on behalf of the Company by its Chief Executive Officer.

                  (b) Third Party Consents. Any and all consents and waivers from third parties to the Company's contracts and other instruments required to allow the consummation of the transactions contemplated by this Agreement shall have been obtained by the Company, and shall be set forth in Section 2.6 of the Company Disclosure Schedule.

                  (c) Claims. There shall not have occurred any claims (whether or not asserted in litigation) other than those, if any, as set forth in the Company Disclosure Schedule that may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

                  (d) Shareholder Agreement. Each of the Shareholders shall have executed and delivered the Shareholder Agreement in substantially the form attached hereto as Exhibit B.

                  (e) Non-Competition Agreements. Franz Koepper shall have executed and delivered the Non-Competition Agreements in the form attached hereto as Exhibit A.

                  (f) Material Adverse Change. There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of the Company since December 31, 1998.

                  (g) Comfort Letter. Prior to the Closing, NEON shall have received a letter from Arthur Andersen LLP stating that the Company's Financial Statements are sufficient and in appropriate form for inclusion in NEON's filings under the Securities Act and the Exchange Act as applicable.

                  (h) Termination of MOU. Prior to the Closing, the Company shall have terminated the compaq MOU pursuant to the terms set forth in Section
6.10 herein.

                                 ARTICLE VIII

        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY AND ESCROW

         8.1 Survival of Representations and Warranties; Indemnity. The representations and warranties of the Shareholders in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall terminate twelve (12) months after the Closing (the "Expiration Date"); provided, however, that (i) the representations and warranties and covenants relating or pertaining to any Tax or Returns related to such Tax set forth in
Section 2.10, Section 2.29(c) and Section 6.7 hereof, shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing each Tax or Returns related to such Tax and (ii) the representations and warranties set forth in Section 2.3, Section 2.29(a) and Article III hereof shall survive the Closing and continue for a period of four (4) years after the Closing, except for Section 3.7, which shall survive until the last issuance of Incentive Stock pursuant to Section 1.2(b). The Shareholders shall, jointly and severally in the case of the Holding Shareholder and severally in the case of the other Shareholders, except as to the Escrow Amount, in which case liability shall be joint and several as to all of the Shareholders, indemnify and hold harmless NEON and its affiliates for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses"), incurred by NEON, its officers, directors, or affiliates, related to or arising out of any inaccuracy or breach of the representations, warranties, and covenants specified in clauses (i) and (ii) hereof. Such indemnity shall be limited to a maximum of $16.5 million for the Holding Shareholder and for the other Shareholders such indemnity shall be limited to a maximum of their portion of the Shareholder consideration set forth in Section 1.2. NEON's representations and warranties contained in this Agreement shall terminate at the Closing.

         8.2 Indemnity; Escrow Arrangements.

                  (a) Escrow Fund. At the Closing each Shareholder will be deemed to have received and consented to the deposit with the Escrow Agent of the Escrow Amount pursuant to the Escrow Agreement attached hereto as Exhibit C, without any act required on the part of the Shareholders. As soon as practicable after the Closing, the Escrow Amount, without any act required on the part of the Shareholders, will be deposited with the Escrow Agent into an interest-bearing account, such deposit to constitute the Escrow Fund to be governed by the terms set forth herein and at NEON's cost and expense. The Shareholders shall bear the tax for all interest attributable to the Escrow Account. The Escrow Fund shall be comprised entirely of the Escrow Amount. The Escrow Fund is available to indemnify and compensate NEON and its affiliates for any Losses incurred by NEON, its officers, directors, or affiliates directly or indirectly as a result of any inaccuracy or breach of a representation or warranty or covenant of the Shareholders, contained in Articles II and III and VI herein, or any failure by the Shareholders to perform or comply with any covenant contained herein. NEON shall not be entitled to recover any amount from the Escrow Fund until its Losses exceed $50,000 in the aggregate, at which time NEON may recover all of its Losses including the first $50,000; provided, however, that any Losses incurred by NEON relating to any representation, warranty or covenant related to Taxes set forth in Sections 2.10 and 6.7 or to Section 2.3 or Article III hereof shall not be subject to such minimum amount. NEON and the Shareholders each acknowledge that such Losses, if any, would relate to unasserted contingent liabilities existing at the Closing, which if resolved at the Closing would have led to a reduction in the aggregate Purchase Price.

                  (b) Escrow Period; Distribution. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount (or some portion thereof), that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of NEON (subject to such reduction as may be determined by arbitration as provided in Section 8.2(f) hereof in the event of the objection of the Shareholder Representative as provided in Section 8.2(e) hereof) to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of the Expiration Date during such Escrow Period. As soon as all such claims have been resolved, the parties shall transfer to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims.

                  (c) Protection of the Escrow Fund. The Shareholder Representatives and NEON jointly, and/or their appointed representatives, shall be the only individuals who have the authority to authorize withdrawals from the account.

                  (d) Claims Upon Escrow Fund. In the event that NEON suffers any Losses, it shall deliver to the Shareholder Representative at any time on or before the last day of the Escrow Period a certificate signed by any officer of NEON: (A) stating that NEON has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. NEON and the Shareholder Representative shall then, subject to the provisions of Section 8.2(e) and
Section 8.2(f) hereof, promptly transfer or cause the transfer agent of NEON Company Stock to transfer to NEON out of the Escrow Fund an aggregate amount equal to such Losses. Such payments of Escrow Amount from the Escrow Fund will be made pro rata in proportion to the Shareholders original contributions to the Escrow Fund. Withdrawals shall be comprised of 75% Escrow Cash and 25% Escrow Shares.

                  (e) For the purposes of determining the number of shares of NEON Company Stock to be delivered to NEON out of the Escrow Fund pursuant to
Section 8.2 hereof, the shares of NEON Company Stock shall be valued at the average closing price of NEON's Company Stock for the twenty (20) consecutive trading days ending on the third trading day immediately prior to the Closing Date, as reported on the Nasdaq National Market.

                  (f) Objections to Claims In the event that NEON and the Shareholder Representative cannot agree as to the propriety of a withdrawal from the account the matter will be decided according to the arbitration provisions set forth in Section 8.2(g) below.

                  (g) Resolution of Conflicts; Arbitration.

                           (i) In case the Shareholder Representative shall
object to any claim or claims made against the Escrow Fund by NEON, the Shareholder Representative and NEON shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

                           (ii) If no such agreement can be reached after good
faith negotiation, either NEON or the Shareholder Representative may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. NEON and the Shareholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The English language shall be used for the arbitration. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim of NEON shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                           (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Geneva, Switzerland, using the English language and either U.S. federal law for securities and tax issues or Delaware state law for all other issues, whichever is more appropriate. The arbitration shall be conducted under the rules then in effect of the Rules of Arbitration of the Chamber of Commerce and Industry of Geneva. For purposes of this Section 8.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, NEON shall be deemed to be the Prevailing Party in the event that the arbitrators award NEON an amount equal to at least the sum of one half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Shareholders as represented by the Shareholder Representative shall be deemed to be the Prevailing Party. If NEON acts as the Plaintiff in an arbitration, NEON shall pay the first $100,000 of the costs and expenses of the arbitrators in such action. If the Shareholders act as the Plaintiff in an arbitration, the Shareholders shall pay the first $100,000 of the costs and expenses of the arbitration in such action. If NEON acts as the Plaintiff in an arbitration, NEON shall pay the first $50,000 of the Shareholders' attorneys fees and attorneys expenses. The non-prevailing party in any arbitration shall reimburse the prevailing party for the prevailing party's attorneys fees and attorneys expenses, such reimbursement not to exceed $100,000. In addition, if NEON is the prevailing party, the Shareholders shall reimburse NEON for any amount of Shareholder's attorneys fees and attorney expenses previously paid by NEON.

                  (h) Shareholder Representative of the Shareholders; Power of Attorney.

                           (i) Upon the Closing, and without further act of any
Shareholders, Franz Koepper shall be appointed as agent and attorney-in-fact (the "Shareholder Representative") for each Shareholder, for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to NEON of Escrow Shares or Escrow Cash from the Escrow Fund in satisfaction of claims by NEON, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by a majority in interest of the Shareholders from time to time upon not less than thirty (30) days prior written notice to NEON; provided that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of the Shareholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.

                           (ii) The Shareholder Representative shall not be
liable for any act done or omitted hereunder as Shareholder Representative while acting in a manner he or she believes in good faith to be in the best interests of the Company. The Shareholders on whose behalf the Escrow Amount were contributed to the Escrow Fund shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

                  (i) Actions of the Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and NEON may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each every such Shareholder of the Company. NEON is hereby relieved from any liability to any person for any acts done by them in accordance with any decision, act, consent or instruction of the Shareholder Representative.

                  (j) Third-Party Claims. In the event NEON becomes aware of a third-party claim that NEON believes may result in a demand against the Escrow Fund, NEON shall promptly notify the Shareholder Representative of such claim in accordance with Section 8.2(d), and the Shareholder Representative, as representative of the Shareholders, shall be entitled, at his expense, to participate in any defense of such claim. NEON shall have the right in its sole discretion to control the defense of all such claims and to settle any such claim; provided, however, that no settlement of any such claim with third-party claimants in excess of $100,000 in a single matter shall permit any claim against the Escrow Fund, except with the consent of the Shareholder Representative, which consent shall not be unreasonably withheld. In the event that the Shareholder Representative has consented to any such settlement and acknowledged that the claim is a valid claim against the Escrow Fund, the Shareholder Representative shall be deemed to have agreed to the claim by NEON against the Escrow Fund in an amount equal to such settlement.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

                  (a) by mutual agreement of the Shareholders and NEON;

                  (b) by NEON or the Shareholders if: (i) the Acquisition has not occurred by May 16, 1999; (ii) there shall be a final nonappealable order of a court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

                  (c) by NEON if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit NEON's ownership or operation of any portion of the business of the Company or (ii) compel NEON or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or NEON as a result of the Acquisition;

                  (d) by NEON, if it is not in material breach of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or Shareholders and such breach has not been cured within five (5) calendar days after written notice to the Company and the Shareholders; provided, however, that, no cure period shall be required for a breach that by its nature cannot be cured;

                  (e) by the Company or the Shareholders if neither the Company nor the Shareholders are in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of NEON and such breach has not been cured within five (5) calendar days after written notice to NEON; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

         Where action is taken to terminate this Agreement pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         9.2 Effect of Termination. In the event of termination of this Agreement, at any time prior to Closing, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of NEON or the Company, or their respective officers, directors or shareholders, provided that the breaching party shall remain liable for all costs or expenses, including legal and financial services, incurred by the non-breaching party relating to this Agreement prior to its termination; and provided further that the provisions of Sections 6.2, 6.3 and 6.4, Article X and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

         9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         9.4 Extension; Waiver. At any time prior to the Closing, NEON, on the one hand, and the Company and the Shareholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.5 Termination Payment. In the event that the Company fails to comply with its obligations under Sections 5.2 or 6.10 hereof, then the Company shall promptly pay to NEON, as compensation to NEON for the anticipated transaction expenses and opportunity costs of NEON, the sum of $750,000.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

     if to NEON, to:
               New Era of Networks, Inc.
               7400 East Orchard Road, Suite 230
               Englewood, Colorado  80111
               Attention: Leonard M. Goldstein, Esq.
               Telephone No.: (303) 694-3933
               Facsimile No.: (303) 409-9677

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California  94304
               Attention: Mark A. Bertelsen, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 493-6811

          (a)  if to the Shareholders or the Shareholder Representative, to:

               Franz Koepper
               Rheinweg 25
               CH-8274 Gottlieben
               Attention: Franz Koepper
               Telephone No.: 71-667-00-69
               Facsimile No.: 71-667-00-68
               with a copy to:

               Suter
               Stampfenbachstrasse 52
               Postfach
               CH-8035 Zurich
               Attention:  Urs Suter
               Telephone No.:  01-630-48-11
               Facsimile No.:  01-630-48-15

         10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         10.4 Entire Agreement. This Agreement, the Exhibits hereto, the Company Disclosure Schedule and the other schedules hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder.

         10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Switzerland or country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that issues involving the corporate governance or relating to the issue and/or transfer of shares of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10.10 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

         10.11 Waiver of Jury Trial. Each of NEON and the Shareholders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of NEON, Company and the Shareholders in the negotiation, administration, performance and enforcement hereof.

         10.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.13 U.S. Currency. All references to dollars in this Agreement shall be to U.S. currency unless otherwise indicated.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, NEON, the Shareholders and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

NEW ERA OF NETWORKS, INC.

By: /s/ LEONARD M. GOLDSTEIN
   ----------------------------------

Name: Leonard M. Goldstein
      -------------------------------
Title: SR VP, Counsel and Secretary
       ------------------------------

SHAREHOLDER REPRESENTATIVE

/s/ FRANZ KOEPPER
-------------------------------------
Name: Franz Koepper

SHAREHOLDERS

/s/ KOEPPER HOLDING AG
-------------------------------------
Name: Koepper Holding AG

/s/ FRANZ KOEPPER
-------------------------------------
Name: Franz Koepper

/s/ CHRISTIAN SCHULER
-------------------------------------
Name: Christian Schuler

/s/ CHRISTOPHER F. DITORA
-------------------------------------
Name: Christopher F. Ditora


          [COUNTERPART SIGNATURE PAGE TO SHARE ACQUISITION AGREEMENT]

           SCHEDULE 1.1                             SHARES            PERCENTAGE
           ------------                             ------            ----------

Shareholders of Koepper Holding AG

Franz Koepper                                          1,000               100.0%
                                                       1,000               100.0%
                                                  ==========          ==========

Shareholders of SLI International AG*

Koepper Holding AG                                       600                60.0%
Franz Koepper                                            167                16.7%
Christian Schuler                                        133                13.3%
Christopher F. DiTota                                    100                10.0%
                                                  ----------          ----------
                                                       1,000               100.0%
                                                  ==========          ==========

* For purposes of payment of the Purchase Price and the Incentive Shares referenced under Section 1.2 of the agreement, any payment due to Koepper Holding AG shall be paid directly to Franz Koepper in full satisfaction of the consideration due Koepper Holding AG as an SLI Shareholder under the Agreement.